Exhibit 99.3

Non-GAAP Financial Measures

The United States Securities and Exchange Commission requires public companies, such as Energen Corporation (the Company), to reconcile Non-GAAP (GAAP refers to generally accepted accounting principles) financial measures to related GAAP measures. After-tax Cash Flows are a Non-GAAP financial measure. Energen believes after-tax cash flows are relevant because they are a measure of cash available to fund the Company’s capital expenditures, dividends, debt reduction, and other investments.

Reconciliation To GAAP Information

($ in millions)

	Years Ended 12/31
	2010 Actual	2011 Estimate (e)
Net Income (GAAP)	291	243	—	270
Depreciation, depletion and amortization	248	278	—	278
Deferred income taxes, net	134	148	—	148

After-tax Cash Flows (Non-GAAP)	673	669	—	696
Changes in assets and liabilities and other adjustments	(2)	40	—	40

Net Cash Provided by Operating Activities (GAAP)	671	709	—	736

e)

This estimate is a “forward-looking statement” as defined by the Securities and Exchange Commission. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company’s periodic reports filed with the Securities and Exchange Commission.